TECK COMINCO ARAMA VE MADENCILIK SANAY1 TICARET A.S.

October 19, 2004

Fronteer Development Group Inc.

1640 - 1066 Hastings Street West

Vancouver, B.C.

V6E 3X1

Attention,

Mark O'Dea, President

Dear Sirs:

Re: Biga Property, Turkey

Memorandum of Understanding

Further to our recent conversations on the above subject, this letter agreement (the "Agreement") sets out the understanding between Fronteer Development Group Inc. ("Fronteer") and Teck Cominco Arama ve Madencilik Sanayi Ticaret A.S. ("TCAM") whereby Fronteer, through a subsidiary to be incorporated under the laws of Turkey, will have an option to acquire, subject to certain TCAM earn-back rights, a 100% undivided interest in TCAM's Biga property located in Turkey. Upon notice to TCAM by Fronteer's Turkish subsidiary of its incorporation, Fronteer's Turkish subsidiary shall automatically become a party hereto and references to Fronteer will be deemed to be references to the Fronteer Turkish subsidiary with the exception of the requirement to issue shares of Fronteer and the guarantee on the firm commitment which shall continue to be the responsibility of Fronteer, as well, the requirement to pay the bonus payment on a production decision shall be a joint liability of both Fronteer and its Turkish subsidiary. The Biga property consists of those three distinct groups of licences, individually called TVTower, Pirentepe and Dedidagi, more fully described in Schedule A and shown on a map, both attached hereto (the "Property").

Prior to signing this Agreement, Fronteer had signed two other similar agreements with TCAM, one each for the Agi Dagi property and the Kirazli property. The parties had agreed that the initial consideration payable by Fronteer on signing the three agreements would be US$500,000 worth of common shares of Fronteer (based on the average weighted market price of Fronteer for the 15 days preceding the signing of the Agi Dagi and Kirazli Agreements), of which US$235,000 worth were attributable to the Agi Dagi property, US$160,000 worth were attributable to the Kirazli property and US$105,000 worth were to be attributable to the Biga properties.

Farabi Sokak 3/3, Cankaya, Ankara, Turkey 06680 - Tel.: (90-312) 468-4841; Fax: (90-312) 468-4843

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The general structure of the terms which we have set out below contemplates that Fronteer will have the option to acquire, subject to certain TCAM earn-back rights, an interest in the Property. At some stage following signing of this Agreement TCAM, in consultation with Fronteer, will incorporate a separate joint venture company ("Holdco") under the laws of Turkey for the purpose of receiving title to the Property. If Fronteer exercises the Option and TCAM exercises one or both of its earn-back rights then Fronteer and TCAM would participate as joint venture partners through Holdco, with their respective rights and obligations governed by a shareholders agreement as set out in this Agreement.

Otherwise, our proposal is as follows. Unless otherwise noted, all amounts are in US dollars.

1.

Representations and Warranties

TCAM warrants and represents to Fronteer that:

(a)

it is the sole legal and beneficial owner of the Property free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever;

(b)

it has the right, power and authority to enter into this Agreement and to dispose of the Property, and it has obtained all necessary internal corporate approvals, consents and authorizations to enter into this Agreement and complete the transactions contemplated in this Agreement;

(c)

this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms;

(d)

the Property is in good standing with respect to TCAM filing assessment work credits and paying the annual taxes;

(e)

there are not any suits, actions, prosecutions, investigations or proceedings, actual, pending or threatened, against or affecting TCAM or that relates to or has an adverse effect on the Property;

(f)

neither it nor, to the knowledge of its General Manager, after due enquiry, any of its predecessors in interest or title have done anything whereby the Property has been or may become encumbered;

(g)

to the knowledge of its General Manager, after due enquiry, there is nothing in relation to the usage, ownership or condition of the Property prior to the date hereof which could reasonably be expected to give rise to any claim against the owner of the Property;

(h)

it is duly organized and validly existing under the laws of Turkey;

(i)

to the knowledge of-its General Manager, after due enquiry, all operations conducted by it on or with respect to the Property have been conducted in material compliance with all applicable laws and regulations; and

(j)

except as otherwise contemplated in Schedules A and B, it has no surface owner agreements, water use agreements or other rights or interests to the lands covered by the Property.

Where a representation and warranty is stated to be after due enquiry, that enquiry is limited to a review of TCAM's and its parent corporation's files and discussion with TCAM's and its parent corporation's personnel. Except as otherwise provided above, the Property is being optioned on an as-is, where-is basis and Fronteer acknowledges that TCAM makes no representation or warranty of the condition of the Property.

Fronteer warrants and represents to TCAM that this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms.

Option Terms

2.

The Option

TCAM hereby grants Fronteer the exclusive option (the "Option") to earn, subject to TCAM's royalty as contemplated below in this section and its earn-back rights under sections 12 and 13, a 100% interest in TCAM's interest in the Property. Fronteer may thereafter exercise the Option by funding the firm and optional cumulative Expenditures as follows:

On or Before		Expenditures	Cumulative Expenditures
November 1, 2005	US$	200,000 (firm)	$ 200,000
November 1, 2006		300,000 (optional)	500,000
November 1, 2007		500,000 (optional)	1,000,000
November 1, 2008		1,000,000 (optional)	2,000,000

Upon exercising the Option Fronteer will have earned 100% of TCAM's interest in the Property, subject to TCAM's earn-back rights in sections 12 and 13 and to there being reserved to TCAM a one percent Net Smelter Returns royalty, which royalty is to be calculated and paid as contemplated in Schedule C.

(a)

The term "Expenditures" means:

(i)

all costs, expenses, charges and outlays, direct and indirect, incurred by the Manager, TCAM or Fronteer on or in respect of the Area of Interest or a Designated Property prior to the formation of the Joint Venture including, without limiting generality, all on-site costs, costs for prospecting, claim

..

staking, property payments, taxes, mapping, surveying, permitting, geochemical surveys, geophysical surveys, sampling, assaying, trenching, drilling, geochemical analyses, road building, drill site preparation, drafting, report writing, metallurgical testing; metallurgical and economic studies; feasibility studies; reclamation, and all other project expenditures; and

(ii)

a charge of 12%, reduced to 5% on amounts in excess of US$50,000 under any single third party contract, of all Expenditures, in lieu of any fees for administrative services, head office overhead, use of the corporate infrastructure, and other general services provided by the Manager, TCAM or Fronteer, including but not limited to costs for officers and their expenses, secretarial work, legal, accounting, human resources, insurance, taxes, payroll, data processing, employee benefit administration, office rents, office supplies, and other expenditures made for the benefit of the exploration work, which shall not be charged directly in (i) above. For clarity Fronteer may not charge a fee under this paragraph 2(a)(ii) on Expenditures for which a similar charge has been levied by the Manager.

3.

Deficiencies in Expenditures

If Fronteer has not incurred the requisite Expenditures to maintain the Option in good standing as specified in section 2, Fronteer may pay, within 60 days, the amount of the deficiency in cash and such amount shall thereupon be deemed to have been Expenditures incurred by Fronteer.

4.

Termination of Agreement

Fronteer may, on notice of termination to TCAM, at any time after incurring the US$200,000 of firm Expenditures to be incurred on or before November 1, 2005 and delivering the shares due on TSX approval contemplated in section 2 and before exercising the Option, terminate this Agreement. Fronteer will satisfy any liabilities which are due or accruing due on the date of termination arising from its operations on or in respect of the Property. If Fronteer fails to incur the firm Expenditures under section 2, for any reason other than termination of the Agreement under section 36, within the time frame set out in section 2 the deficiency in the Expenditure requirement of $200,000 and the amount actually incurred shall be due and owing in cash to TCAM.

5.

Alienation

During the term of the Option and, if TCAM has elected to earn-back an interest under sections 12 or 13, then until the Joint Venture is formed under section 15 or the earn-back terminates, neither party shall sell, dispose or encumber its interest in the Property or its rights under this Agreement.

6.

Technical Committee

The parties shall, as soon as practicable, after execution of this Agreement, establish a committee (the "Technical Committee") to serve as a forum through which all parties can be actually engaged in the design and implementation of work plans and budgets ("Program") for the Property and to review Program results from time to time. A party shall be entitled to representation on the Technical Committee and may be represented by such individuals that party considers appropriate for the subject matter of discussion at the meetings and the nature of the Program to be considered. Without limiting generality, the Technical Committee shall:

(a)

evaluate the results of Program work;

(b)

evaluate and comment upon:

(i)

the scope, budget and timing of proposed Programs including all alternative suggestions or proposals of Technical Committee members;

(ii)

any proposed acquisitions and proposed terms of acquisition; and

(iii)

any proposed tenure abandonments or reductions.

Meetings shall be held on not less than seven days' notice from Fronteer or any other party and shall be held not less frequently than quarterly unless otherwise agreed by all parties. A member may waive in writing the giving of notice for any meeting, either before or after the meeting. Final approval of Programs shall rest with Fronteer during the Option period and TCAM during the earn-back period.

7.

Manager

During the term of the Option Fronteer shall use TCAM as "Manager" of all work Programs on the Property through a management agreement to be entered into concurrently with this Agreement. Subject to approval of Fronteer, TCAM will carry out such work Programs as Fronteer has committed to fund. In connection with the foregoing, TCAM will:

(a)

implement exploration Programs and shall, subject to Fronteer making payments as contemplated in section 8, make all Expenditures necessary to carry out such Programs;

(b)

have possession of the Property and right to do work and explore the Property and to incur Expenditures; provided that Fronteer will have access to the Property, at its sole cost and risk, at all reasonable times;

(c)

perform its obligations and conduct all operations in a workmanlike and commercially reasonable manner, in accordance with sound mining, engineering and processing methods and practices;

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(d)

keep the Property free and clear from any liens or encumbrances relating to its work on the Property;

(e)

provide Fronteer with regular progress reports during periods of active exploration and with an annual summary of the work performed and the results obtained, The annual summary shall include copies of any drill records, assays, maps, plans and all other relevant factual information and materials not previously delivered;

(f)

do and file such assessment work or other reports required to maintain tenure to the Property in good standing; and

(g)

maintain accounts of its Expenditures on the Property in accordance with accounting principles generally accepted in the mining industry and in a manner consistent with the accounts it maintains for its other joint venture projects.

(h)

Fronteer shall have the right, at its cost but chargeable as an Expenditure, to appoint a representative to the exploration team carrying out exploration Programs.

8.

Funding Approved Programs

During the Option term Fronteer will fund the Expenditures according to a schedule of advances that has been mutually agreed at the outset of each approved Program and with 30 days of invoice by the Manager for allowable Expenditures not contemplated in the advance schedule. If Fronteer fails to fund those Expenditures on or before the due dates established in the advance schedule or within 30 days of the Manager's invoice, it will have 10 days after receipt of a notice of default from the Manager to pay the amount due, failing which payment Fronteer will, without limiting the Manager's other rights at law or equity, forfeit any interest it may have under this Agreement and this Agreement will terminate.

9.

Indemnities

Subject as follows, Fronteer shall indemnify and save TCAM harmless from and against any loss, liability, claim, demand, damages, expense, including claims in respect of any injury or death, (including, unless Fronteer assumes and pays the defense, with counsel approved in advance by TCAM, legal fees), but excluding indirect or consequential damages, arising out of or in connection with work performed by TCAM as Manager or its contractors or agents on or in connection with the Property.

TCAM shall indemnify and save Fronteer harmless from and against any loss, liability, claim, demand, damages, expense, including claims in respect of any injury or death,

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(including, unless TCAM assumes and pays the defense, with counsel approved in advance by Fronteer, legal fees), arising out of or in connection with TCAM's negligence or willful misconduct.

10.

Area of Interest

The parties have established three Designated Properties more particularly described in Schedule A. In addition, the parties have established an area of interest (the "Area of Interest") which comprises those lands included within the area defined on the map attached as Schedule E.

Fronteer will have the exclusive right to acquire lands within the boundaries of a Designated Property during the term of the Option and a separate account will be established for each Designated Property to record the Expenditures incurred on that Designated Property. The parties may, at the request of either party, meet and, acting reasonably, agree to change the boundaries of any existing Designated Property and may re-allocate any Expenditures associated with the new Designated Property. Section 1 I contemplates the creation of new Designated Properties in the Area of Interest.

Fronteer will have the exclusive right to acquire lands within the Area of Interest provided that it gives the notices and incurs the generative Expenditures contemplated in this section. Fronteer's exclusive right shall expire on November l of each of 2005, 2006 and 2007 unless Fronteer gives notice to Teck Cominco committing to incur at least $100,000 in Expenditures in generative work in the Area of Interest in the 12-month period commencing November 1. Any Expenditures incurred by Fronteer in generative work will stand to its credit against Expenditures contemplated in section 2. If Fronteer gives notice but fails to incur at least $100,000 in Expenditures as aforesaid, it will make a cash payment to Teck Cominco in the amount of the shortfall, in which latter case, its exclusivity rights will not expire. Accordingly, if;

(a)

during the term of this Agreement while Fronteer holds exclusivity rights, either party acquires a right or interest in any mineral, surface or water rights within the Area of Interest; or

(b)

during the one-year period following the expiry of Fronteer's exclusivity rights, either party acquires a right or interest in any mineral, surface or water rights within the Area of Interest which may have been designated for acquisition by Fronteer in any notice of designation it gave to TCAM prior to the expiry of its exclusivity rights; or

(c)

during the one-year period following the expiry of Fronteer's exclusivity rights, Fronteer acquires a right or interest in any mineral, surface or water rights within the Area of Interest other than rights identified in any notice of designation contemplated in paragraph 10(b);

as the case may be (in this section the "Acquired Property"), whether that acquisition is by application for properties or through an underlying agreement or otherwise, the Acquiring Party shall promptly give the other party written notice, offering to have the Acquired Property become subject to the terms and conditions of this Agreement. The Acquiring Party shall include with its notice all information and data in its possession or control regarding that interest, a statement of the acquisition costs of that interest and a work plan and budget for the work it intends to carry out in respect of that interest in the ensuing 12 months. In the case of paragraphs 10(a) and 10(b), the other party may elect, by return notice within 30 days, to have that interest added to, and held on the terms contemplated in, this Agreement, including, if Fronteer was the other party, with its notice a cheque or confirmation of wire transfer for its proportionate share of the acquisition costs paid by Teck Cominco. If the other party does not make that election, Teck Cominco shall be entitled to the entire interest acquired. In the case of paragraph 10(c), Teck Cominco may elect, upon return notice within 30 days, to have that interest transferred to it, at no cost to Teck Cominco, to be held by Teck Cominco free of any obligations to Fronteer.

In the case of an acquisition contemplated in paragraph 10(b), each party shall act in good faith and consult the other reasonably in advance of proposing to acquire mineral properties from third parties.

If either party stakes or acquires any surface or water rights or mineral properties within the Area of Interest, it will offer to have those rights or properties included in this Agreement; it being agreed that the parties shall consult each other prior to making any acquisitions of lands held by third parties within the area of interest. The other party shall have 30 days to elect whether to accept that offer and, where appropriate, pay its share of the costs of acquisition; failing which election and payment, the acquiring party may retain the rights or properties so acquired free of the terms of this Agreement. This Agreement shall not restrict the rights of either party to acquire mineral rights or other properties outside the area of interest.

11.

Creation of Designated Properties

The parties may, from time to time and no later than 30 days after Teck Cominco gives a 12-1 Earn-Back Notice, designate certain Properties, including an area of interest, of' one kilometer unless the parties agree otherwise, around those certain Properties, which are then held subject to this Agreement as a "Designated Property" (or collectively "Designated Properties") and allocate to the Designated Property as deemed expenditures

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such portion of the total Expenditures incurred to date, but not previously allocated, as the parties, acting reasonably, deem appropriate. Each Designated Property shall be governed by a separate Agreement, identical in all respects to this Agreement except for the mineral properties which it covers. Teck Cominco shall be entitled to earn back an interest as contemplated in sections 12 and 13 on such number or all of the Designated Properties as it elects.

TCAM Earn-Back

12.

TCAM Earn-Back Prior to Fronteer Vesting

TCAM will have the right to earn back an interest in a Designated Property prior to Fronteer exercising the Option. Accordingly, TCAM may give notice (the "12-1 Earn-Back Notice") to Fronteer at any time prior to Fronteer having exercised the Option, that TCAM intends to exercise its earn-back right as to 60% interest in that Designated Property by incurring, over the three years following the date of the 12-1 Earn-Back Notice (with at least 50% of the amount being spent in year one), Expenditures in an amount which is 3.5 times the Expenditures incurred by Fronteer to the date of the 12-1 Earn-Back Notice (the "12-1 Earn-Back") on the Designated Property.

If TCAM exercises the 12-1 Earn-Back and earns back to a 60% interest, it will have the further right to earn an additional 10% interest so that it holds a 70% interest in the Designated Property. TCAM may give notice (the "12-2 Earn-Back Notice") to Fronteer within 90 days of completing the 12-1 Earn-Back that TCAM intends to complete a Feasibility Study, as defined in section 22, within four years of its 12-2 Earn-Back Notice. If TCAM completes the Feasibility Study it shall have earned the additional 10% interest and shall, if it makes a decision to place the Designated Property into commercial production and Fronteer wishes to participate:

(a)

offer to use its best efforts to arrange project debt financing as contemplated below; and

(b)

offer to loan, at a commercial rate established by TCAM, the remaining equity component of any project financing required to construct the Mine;

Fronteer may, by notice to TCAM, within 90 days of TCAM's offer, accept TCAM's offer under paragraph 12(a) or under both paragraphs 12(a) and 12(b); failing which Fronteer will arrange its own share of the financing contemplated in the offer it declined.

For purposes of paragraph 12(a), "arranging project debt financing" means arranging third party debt financing for at least 60% of the anticipated total capital costs of building the mine as contemplated by the Feasibility Study on a limited recourse basis after technical completion and at commercial lending rates that provide a cost of capital to the project acceptable to TCAM. If TCAM is not being able to obtain debt financing for 60% of the anticipated total capital costs as aforesaid, TCAM and Fronteer will agree to a course of action that may allow the Designated Property to be placed into production as lending rates or economic conditions determine.

If third party project debt financing is available at acceptable rates, TCAM may nevertheless, itself, elect to provide debt financing for 60% of Fronteer's prorata share of the anticipated total capital costs on commercial terms acceptable to both Fronteer and TCAM. Notwithstanding paragraph l2(a), Fronteer may elect to arrange its own debt financing share of the total capital costs, however this shall not affect the rights of TCAM to the additional 10%.

Notwithstanding paragraph 12(b), Fronteer may elect, within the timeframe set out in section 2I, to provide its own equity component of any project financing; however, this shall not affect the rights of TCAM to the additional 10% interest.

The parties covenant and agree to encumber or mortgage their respective interests as security for the project debt financing, provided that pledgee, mortgagee, holder of the charge or encumbrance undertakes in writing that:

(c)

its security shall be held subject to this Agreement; and

(d)

its remedies under that security shall be limited to the sale of the whole (but only the whole) of the encumbering party's secured Interest; and

(e)

its security and right of payment shall be subordinate to the terms of this Agreement.

If TCAM loans Fronteer the remaining equity component or if, as part of the debt financing, TCAM is required to provide project completion guarantees for Fronteer's share of the debt, TCAM shall be entitled to recover out of Fronteer's share of dividends or other distributions, the principal amount of the loan and accrued interest and, if TCAM provides completion guarantees as aforesaid, a completion guarantee fee equal to 10% of the amount of Fronteer's portion of the debt being guaranteed, and TCAM will have a lien against any shares held by Fronteer in Holdco or the Property to recover the same.

TCAM's obligation to offer to arrange project debt financing on Fronteer's behalf, and to loan the remaining equity funding to Fronteer, is non-assignable by Fronteer.

Teck Cominco will be the operator during the earn-back periods referred to above and will have the same rights and obligations as set out in section 7.

TCAM may give notice to Fronteer at any time that it is terminating its earn-back rights, in which case TCAM's interest shall, in the case of a termination of the 12-1 Earn-Back, revert to the royalty interest contemplated in section 2, or in the case of a termination of the 12-2 Earn-Back revert to a 60% interest in the Designated Property. If TCAM completes the 12-1 Earn-Back, the royalty interest reserved to TCAM under section 2 will be deemed to have been relinquished.

If TCAM fails to incur the Expenditures required to be incurred in connection with the 12-1 Earn-Back, TCAM may exercise the 12-1 Earn-Back by paying the shortfall in cash to Fronteer within 30 days of the date the 12-1 Earn-Back would have otherwise expired.

13.

TCAM Earn-Back After Fronteer Vesting

TCAM will have the right to earn back an interest in a Designated Property promptly after Fronteer exercises the Option. Accordingly, TCAM may give notice (the "13-1 Earn-Back Notice") to Fronteer at any time within 90 days after Fronteer has exercised the Option, that TCAM intends to exercise its earn-back right as to 60% interest in the Designated Property (the "13-1 Earn-Back") by:

(a)

incurring, over the three years following the date of the 13-1 Earn-Back Notice, Expenditures in an amount equal to two times the Expenditures incurred by Fronteer to the date of the 13-1 Earn-Back Notice, (with at least 50% of the amount being spent in year one); and

(b)

completing a Feasibility Study within five years of the 13-1 Earn-Back Notice.

If TCAM exercises the 13-1 Earn-Back and earns back to a 60% interest, it will have the further right to earn back an additional 10% interest so that it holds a 70% interest in the Designated Property. TCAM may give notice (the "13-2 Earn-Back Notice") to Fronteer within 90 days within completing the 13-1 Earn-Back that TCAM intends to place the Designated Property into commercial production and, if Fronteer elects to participate, the provisions of section 12 regarding TCAM offering to arrange project debt financing and to loan Fronteer the remaining equity component will apply as if repeated here.

For greater clarity TCAM shall earn the additional 10% upon offering to arrange the project debt financing and if TCAM does not arrange such financing then the 10% interest earned will be returned to Fronteer.

Teck Cominco will be the operator during the earn-back periods referred to above and will have the same rights and obligations as set out in section 7.

TCAM may give notice to Fronteer at any time that it is terminating its earn-back rights, in which case TCAM's interest shall, in the case of a termination of the 13-1 Earn-Back, revert to the royalty interest contemplated in section 2, or in the case of a termination of the 13-2 Earn-Back revert to a 60% interest in the Designated Property. If TCAM completes the 13-1 Earn-Back, the royalty interest reserved to TCAM under section 2 will be deemed to have been relinquished.

If TCAM fails to incur the Expenditures required to be incurred in connection with thel3-1 Earn-Back, TCAM may exercise the 13-1 Earn-Back by paying the shortfall in cash to Fronteer within 30 days of the date the 13-1 Earn-Back would have otherwise expired.

Holdco

14.

Incorporation of Holdco

At some stage following signing of this Agreement and no later than TCAM completing its 12-1 Earn-Back or 13-1 Earn-Back, TCAM, in consultation with Fronteer, will incorporate a separate company ("Holdco") under the laws of Turkey for the Designated Property which will hold title to the Designated Property pursuant to the terms of this Agreement. It is acknowledged that if Teck Cominco earns back an interest in more than one Designated Property there will be a separate Holdco for each such Designated Property. The actual out-of-pocket cost of incorporating Holdco will be borne by TCAM and Fronteer prorata their interests. Holdco shall be incorporated with a capital structure and in a manner, consistent with this Agreement, which will optimize tax benefits and minimize adverse tax consequences to Holdco and the parties and liability of the parties to the amount of their capital investment in Holdco. The price at which the Designated Property will be transferred to Holdco is at the minimum price permitted by Turkish law, but at least an amount representing the initial capital of Holdco contemplated in section 15. Holdco will enter into an agreement with each of Fronteer and TCAM on the same terms as this Agreement. Holdco will be formed with corporate objects appropriate for the further exploration and, if feasible, development of the Designated Property. If Holdco is incorporated prior to Fronteer having exercised the Option and this Agreement terminates without the Option being exercised, Fronteer will transfer its shares in Holdco to TCAM for an aggregate price of US$1.00.

Joint Venture Terms

15.

Formation of Corporate Joint Venture

At the date TCAM exercises the last of its earn-back rights under sections 12 or 13 and earns back an interest in the Designated Property, TCAM and Fronteer will be deemed to have formed a corporate joint venture (the Joint Venture") to further develop the Designated Property, the terms of which Joint Venture are set out below and will be embodied in a shareholders' agreement entered into to govern the affairs of Holdco. At the date of formation of the corporate Joint Venture, the capital of Holdco will be an amount which is equivalent to the Expenditures incurred by TCAM to the date of completion of TCAM's last earn-back multiplied by 100 and divided by the interest percentage it has earned back. At that date, TCAM and Fronteer (collectively the "Shareholders" and individually a "Shareholder") will be deemed to have contributed to Holdco's capital prorata the interests they hold at the time TCAM has completed its earn-back. The parties' relationship in Holdco will be governed by the constituent documents for Holdco as required by the laws of Turkey and a shareholders' agreement, and such other documents as may be mutually agreed, which shall be consistent with the provisions of this Agreement.

16.

Operator

TCAM will be the initial operator (the "Operator") of the Joint Venture, through a contract with Holdco and, generally speaking, may remain Operator so long as it has the single largest shareholding, whereupon the party holding the single largest shareholding shall be entitled to become Operator. The Operator will be responsible for the daily direction of exploration, development and mining activities which it carries out on behalf of the Joint Venture and, in connection therewith, will have the same rights and obligations as set out in section 7.

17.

Holdco's Board of Directors

Upon incorporation of Holdco, a Board of Directors (the "Board") will be appointed so that it is comprised of five representatives with the majority Shareholder entitled to three directors and the minority Shareholder to two directors. A representative appointed by the Operator shall be entitled to be Chairman but shall not have any second vote by virtue of being Chairman. Each director shall have an alternate who can act in the absence of the appointed director. The formal agreement will provide for more administrative matters such as notices, time and place of meetings, minute taking, etc. To the maximum extent permissible under applicable laws, the Board will have the right, power and authority to make all decisions concerning the management, finances, operations, activities, actions, affairs and business of Holdco, including without limitation all decisions with respect to the following matters:

(a)

the creation, development, implementation and carrying out of Programs and budgets;

(b)

all exploration, development, mining and other activities and operations of Holdco;

(c)

the maintenance, protection, defense, curing and perfection of title to the concessions and the Designated Property. However, if the Board of Holdco should decide to drop all or a portion of the Designated Property, the Operator will give the non-Operator 60 days notice of that intention to drop and will transfer that part of the Designated Property to the non-Operator, in good standing to at least the end of the Operator's 60-day notice period aforesaid, if the non-Operator so requests within 30 days of the, Operator's notice, in which event that part of the Designated Property will no longer be subject to this Agreement;

(d)

obtaining and maintaining permits, licences, approvals and authorizations;

(e)

the hiring and firing of employees, attorneys, accountants, consultants and other agents;

(f)

obtaining and maintaining policies of' insurance with respect to the assets and operations of Holdco (as the Board deems appropriate and desirable in its discretion);

(g)

the disposition, sale, lease or other transfer of any of the assets or property of Holdco, other than as provided in paragraph (s);

(h)

the acquisition, purchase or lease of any right, title or interest in any new or additional assets, minerals or other real or personal property;

(i)

the construction, repair, commissioning or replacement of any facility, plant, improvement, road, building, capital improvement or infrastructure;

(j)

the incurring of debt and the granting of any liens and encumbrances on the assets or property of Holdco, provided that no debt on the property of Holdco or of Holdco will be incurred prior to a production decision and mine project financing;

(k)

maintaining all required accounting and financial records in accordance with generally accepted accounting principles ("GAAP"). If other than Canadian GAAP applies to Holdco, then the accounting and financial records will also be translated into Canadian GAAP compliant statements;

(l)

the initiation, defense and settlement, through independent attorneys or otherwise, of litigation;

(m)

the treatment, milling or processing, smelting, refining, beneficiation, commingling, disposition and sale of minerals produced from the Designated Property; and

(n)

the establishment and maintenance of cash reserves to cover the anticipated costs of reclamation, environmental compliance and other foreseeable liabilities and obligations.

Board and Shareholder decisions will be made by simple majority based on percentage shareholding except that any decision by Holdco

(o)

to conduct any business other than related to exploration and mining on or for the benefit of the Designated Property;

(p)

to borrow money other than for financing the construction of a mine and working capital for mine operations;

(q)

to issue shares to any third party who is not already a Shareholder;

(r)

to wind up, amalgamate or undertake a corporate merger or similar transaction; or

(s)

to sell or dispose of all or substantially all of the assets of Holdco or of the Designated Property;

shall require unanimous approval of the Board or the Shareholders. In order to enable decisions that have been properly made under this Agreement to be implemented even if Turkish corporate law provides for higher percentage approvals, the parties agree that except for the issues in paragraphs 17 to (s), if greater than 50% Shareholder approval is required under Turkish law, a party holding 50% or less shall attend at Shareholder meetings and vote its shares in favour of resolutions proposed by the Shareholder or Shareholders, holding more than 50% of the shares of Holdco.

18.

General Manager

Upon Holdco's formation, the Board shall appoint a General Manager who shall be a nominee of the majority Shareholder. Until the Board determines that Holdco should hire its own staff or assume specific duties regarding mining operations, which obviates the need for an Operator, the powers conferred upon the General Manager shall be subordinate to those granted to the Operator, that is, the General Manager shall exercise such powers only to the extent they are not reserved for the Operator or incompatible to the powers and obligations of the Operator.

19.

Exploration Programs

The Operator is to propose draft Programs of exploration for Board approval. Each party may elect to contribute its proportionate share of the costs of the approved Program. Unless otherwise approved, contributions will be made by way of equity in Holdco. If a party elects not to contribute, the parties' respective shareholdings in Holdco will be adjusted as contemplated in section 20, so that their percentage shareholdings are proportionate to their initial contribution to Holdco's capital as contemplated in section 15 and its subsequent contributions compared to the total contributions to Holdco's capital by both parties. However, if a Program to which a party elected not to contribute is completed or terminated with less than 80% of the budgeted costs having been incurred, the non-contributing party will be given notice thereof, including the results of the Program, and it may within 30 days elect to contribute its proportionate share based on its prior shareholding.

20.

Share Subscription

Each approved Program shall be funded by the Shareholders through a subscription for new shares of Holdco. Each new share will be offered for subscription at a price of one dollar ($1) per share. Each Shareholder will be entitled to subscribe the portion of the newly offered shares that is proportionate to its then existing shareholding in Holdco, or any lesser number of shares. See section 24 if TCAM is loaning Fronteer the equity component of project financing. Holdco shall issue, from time to time, such number of shares to each of the Shareholders so that its shareholding in Holdco is proportionate to that of the Shareholders' contribution to the total capital of Holdco as aforesaid. In respect of an approved Program the Board shall provide to each of the Shareholders a notice of the total number of new shares available for subscription and of the number of new shares available for subscription by each of the Shareholders. Within 30 days, if the total budget is less than or equal to US$I,000,000, or 60 days, if the total budget is more than US$1,000,000, each of the Shareholders shall provide a written notice to the Board specifying the number of new shares for which it elects to subscribe, which election shall be final and binding. If either Shareholder fails to timely provide such a written notice to the Board, it shall conclusively and irrevocably be deemed to have elected not to subscribe any of the new shares. If either Shareholder elects (or is deemed to have elected) not to subscribe some or all of the new shares available to it, those shares shall promptly be made available for subscription (at the same price of $1 per share) to the other Shareholder. If the Shareholders ultimately and collectively subscribe less than all of the newly offered shares, the Board shall have the right, in its discretion, either to cancel and rescind the new approved Program (in which case the corresponding subscription for new shares by the Shareholders shall also be canceled and rescinded) or to propose a revised Program to the Shareholders.

21.

Production Decision

If TCAM has not prepared a Feasibility Study as part of its earn-back or if no Feasibility Study has been previously approved, Holdco may, if its Board approves, prepare a Feasibility Study as a separate Program. The Feasibility Study which is prepared by the Operator shall include an assessment of the same elements as set out in section 22 and is to be in a form which the Operator, acting in good faith, considers suitable for each of the parties in arranging production financing for their respective shares of mine costs. Holdco's Board shall not meet to consider a Feasibility Study, whether prepared by TCAM as part of its earn-back or the Operator under this section 21, any sooner than 60 days after it was delivered to each party, unless the parties agree to an earlier meeting. Each party is entitled to elect, upon notice to the Operator within 90 days after the date the Board approved a production decision, to participate in the construction and operating costs required to construct and operate the mine at its then percentage shareholding, or some lesser percentage (but at least 10%), in which latter case the shareholdings of the parties shall be adjusted so that each party has a shareholding percentage equivalent to its level of participation.

22.

Feasibility Study Defined

Any Feasibility Report prepared pursuant to this Agreement or any Joint Venture under Holdco shall contain all geological, engineering, operating, economic and other relevant factors which are to be considered by the Operator, acting reasonably and in good faith, to be in sufficient detail that the report could reasonably serve as the. basis for a decision by an independent commercial financial institution to finance the development of the Designated Property for commercial production. The Feasibility Report shall examine the following matters: ore reserves; mining methods; metallurgy and processing (including metal recovery); environment, tailings and waste disposal; capital and operating cost estimates; manpower, social and community affairs; transportation methods and costs; marketing; project financing alternatives; a sensitivity analysis; such other matters as are appropriate. The Feasibility Report shall include at least the following information:

(a)

a description of that part of the Designated Property to be covered by the proposed mine;

(b)

the estimated recoverable reserves of minerals and the estimated composition and content thereof;

(c)

the proposed procedure for development, mining and production;

(d)

results of ore amenability tests;

(e)

the nature and extent of the facilities proposed to be acquired which may include mill facilities, if the size, extent and location of the ore body makes such mill facilities feasible, in which event the study shall also include a preliminary design for such mill;

(f)

the total costs, including capital budget, which are reasonably required to purchase, construct and install all structures, machinery and equipment required for the proposed mine, including a schedule of timing of such requirements;

(g)

all environmental impact studies and costs;

(h)

the period in which it is proposed the Designated Property shall be brought to commercial production;

(i)

such other data and information as are reasonably necessary to substantiate the existence of an ore deposit of sufficient size and grade to justify development of a mine, taking into account all relevant business, tax and other economic considerations; and

(j)

working capital requirements for the initial four months of operation of the Designated Property as a mine or such longer period as may be reasonably justified in the circumstances,

23.

Reimbursement of Operator

The Operator shall be reimbursed for any costs it incurs on behalf of Holdco in carrying out approved exploration Programs and implementing a production decision. "Costs" means:

(a)

all costs, expenses, charges and outlays, direct and indirect, made or incurred by the Operator or by Holdco on or in respect of the Designated Property after the formation of the Joint Venture; and

(b)

an operator's fee as follows:

(i)

an operator's fee of 10% of costs, expenses, changes and outlays under paragraph 23(a) incurred during the Joint Venture exploration period; and

(ii)

an operator's fee of 3% of costs incurred after a production decision is made for the Designated Property.

24.

Financing Holdco's Costs

Unless TCAM is obligated to arrange financing under section 12 or 13, or unless otherwise agreed by the Shareholders, all mine construction costs required by Holdco will be financed through as high a proportion of third party debt as may be obtained on reasonable commercial terms and the balance by way of Shareholders' loans to Holdco or equity as agreed between the parties, and failing agreement the balance will be by way of equity. The equity component of the financing will be funded in the same mariner as a Program under section 20. Except as for mine financing or with the consent of all Shareholders, no Shareholder shall pledge, charge or otherwise encumber its shareholding in Holdco.

Notwithstanding the provisions of section 21, if TCAM gives a 12-2 Earn-Back Notice or a 13-2 Earn-Back Notice and Fronteer accepts TCAM's offer to loan Fronteer the remaining equity component or if, as part of the debt financing, TCAM is required to provide project completion guarantees for Fronteer's share of the debt, TCAM will provide that funding by making payment to Holdco on behalf of Fronteer under section 20 and Holdco shall issue shares on account thereof to Fronteer with a legend on those share certificates or in the share registry book to show TCAM's lien on those shares.

25.

Mine Construction and Operations

The mine will be constructed substantially in accordance with the Feasibility Study, as approved by the Board, subject to the unanimous decision of the Board to approve reasonable variations in construction. Commencing with the completion date of mine construction, all mining operations shall be planned and conducted and all estimates, reports and statements shall be prepared and made on the basis of a calendar operating year. It is intended that operating plans will be designed so that the mine is operated at production rates contemplated in the feasibility study and the Designated Property explored to delineate new ore reserves to achieve those production rates. Operating plans will be in substantial conformity with the production rates contemplated in the feasibility study until completion of payback of third party mine construction debt, subject to the unanimous decision of the Board to vary from such. If the Board is deadlocked over the first or any subsequent operating plan during this period, the operating plan proposed by the Operator will prevail provided the budget does not exceed the budget forecast for that year in the feasibility study, or a forecast subsequently unanimously approved by the Board, plus 10%. Thereafter operating plans will be decided by the Board on a calendar year basis taking into reasonable account the views of the parties in respect of the operating plans.

26.

Sale of Product

To the extent permitted by law and the contracts by which any project financing is perfected, Holdco may, if it has not hired its own employees who have the capacity to market the products, appoint the Operator to be a sales agent for that portion of products produced by Holdco on terms and conditions which are consistent with industry practice.

27.

Dividends

Holdco shall declare and pay on an annual basis the maximum dividend or distribution possible, based on net tax profits, after making due provision for maintenance of adequate working capital, reserves required to be established in connection with mine construction project financing obligations and reserves established in accordance with generally accepted accounting principles in respect of mine closure and reclamation costs; provided, however, that the Board may agree to establish such other reasonable reserves as they deem prudent in the circumstances.

28.

Right of First Refusal

Each party's shareholding in Holdco will be subject to a right of first refusal in favour of the other party. That is: a party wishing to dispose of its shares will offer to sell it to the other party for a price and on terms which the disposing party establishes is prepared to sell its shares under a binding third party offer which it is prepared to accept and a copy of which it has provided to the other party. If the other party does not accept within 30 days the disposing party shall thereafter have 60 days to dispose of those shares to that third party on the terms of the third party offer aforesaid. The right of first refusal shall not apply to transfers to affiliated corporations that remain affiliated corporations.

Terms Applicable to Option Earn-Back and Joint Venture

29.

No Partnership

The rights and obligations of the parties shall be several. Nothing contained in the agreement shall be construed as creating a partnership or in imposing any fiduciary duty on any party.

30.

Force Majeure

if the party that is operator of the Designated Property, whether during the term of the Option, any earn-back or the Joint Venture, is prevented from or delayed in performing any obligation under this Agreement by any cause beyond its reasonable control, excluding only lack of finances, but including, without limitation, acts of God, strikes, lockouts, or other industrial disputes, acts of the public enemy, war, insurrection, riots, fire, storm, flood, explosion, government restriction, failure to obtain any approvals required from regulatory authorities (provided the approvals were properly applied for in a timely way), including environmental protection agencies, unavailability of equipment, interference of third party specific interests groups or other causes whether of the kind enumerated above or otherwise which is not reasonably within the control of the party, then the time for the performance of that obligation shall be extended for a period equivalent to the total period the cause of the prevention or delay persists regardless of the length of such total period; provided that party promptly notifies the other party and takes all reasonable steps to remove or remedy the cause of the prevention or delay insofar as it is reasonably able to do so and as soon as possible. Without limiting the foregoing, the operator may claim force majeure for a period of up to one year, extendable for one additional year upon notice by the operator to include a written report summarizing events that have occurred and prospects for resolution, if the operator, acting reasonably, believes that social or political unrest in the region of the Designated Property or the threat of that unrest will endanger the safety of its employees or the employees of its contractors if the operator were to continue with the Program unless such social or political unrest is caused by action or inaction by the operator.

TCAM may extend the period for exercising the Earn-Backs under sections 12 and 13, one year with the right to extend for one additional year, in each case if it has acted, in good faith, to incur the above Expenditures or prepare the Feasibility Study, but has been restricted in incurring those Expenditures or completing the Feasibility Study effectively or efficiently by events (such as but not limited to technical, engineering, permitting local social or project or global financing issues) outside the control of TCAM, acting reasonably. In such event, TCAM will use commercially reasonable efforts to remove or remedy the impediment. If TCAM extends the period as aforesaid, it will provide regular reports (not less than once per year) on the status of the factors giving rise to the extension and, if the event no longer restricts the incurring of Expenditures, TCAM will promptly resume work on the Designated Property.

31.

Disputes

Any matter in dispute hereunder will be determined by a single arbitrator to be appointed by the parties, provided that no dispute or disagreement regarding the merits of a Program or any other matter which is to be determined hereunder by the Management Committee will be determined by arbitration or any other form of dispute resolution and no arbitrator or appointed under this section 30 or any court will have jurisdiction in connection therewith.

Any party may refer any such matter in dispute to arbitration by written notice to the other party and, within 10 business days after receipt of such notice, the parties will agree on the appointment of an arbitrator. No person will be appointed as an arbitrator hereunder lidless such person agrees in writing to act. If the parties cannot agree on a single arbitrator, or if the person appointed is unwilling or unable to act, either party may submit the matter to arbitration before a single arbitrator in accordance with the rules of the British Columbia International Commercial Arbitration Centre (in this article the "Rules").

Except as specifically provided in this section 30, an arbitration hereunder will be conducted in accordance with the Rules. The arbitrator will fix a time and place in Vancouver for the purpose of hearing the evidence and representations of the parties and he will preside over the arbitration and determine all questions of procedure not provided for under such Rules or this section 30. After hearing any evidence and representations that the parties may submit, the arbitrator will make an award and reduce the same to writing and deliver one copy thereof to each of the parties. The decision of the arbitrator will be made within 45 days after his appointment, subject to any reasonable delay due to unforeseen circumstances. The expense of the arbitration will be paid as specified in the award. The award of the single arbitrator will be final and binding upon each of the parties.

If in connection with an arbitration hereunder (including with respect to the jurisdiction of the arbitrator) resort must be had to the courts, such matters will be referred to the courts of the Province of British Columbia who will have exclusive jurisdiction to hear and determine such matters. Nothing contained in this section 30 is intended to affect the rights of a party to enforce a judgment or award outside of British Columbia by whatever means may be available at law.

32.

Governing Law

The Agreement shall be governed by the laws of British Columbia, Canada. The parties hereby consent to the jurisdiction of the courts of British Columbia, Canada and hereby agree to attorn to the jurisdiction of those courts for settlement of those disputes under this Agreement.

33.

Confidentiality of Information

During the term of this Agreement, all information and data concerning the Designated Property shall generally be kept confidential and, except to the extent required by law or in connection with the customary reporting requirements or investor relations activity of a party or its affiliates, shall not be disclosed to any person other than an affiliate without the prior consent of the other party, which consent shall not unreasonably be withheld, conditioned or delayed.

34.

Press Releases

A party proposing to issue a press release relating to the Designated Property shall provide a copy to the other party for its information and comment at least two days prior to release unless a shorter time period is required by law or regulatory authority. If the other party does not respond within the two days it will be deemed not to have any comments. However, each party shall obtain prior approval of the other party, which approval may be withheld in that party's sole discretion, before issuing any press release or public statement using the other party's name, the name of any of the officers, directors or employees of the other party, or the name of any of its subsidiaries.

35.

Notices

Any notice, direction or other instrument required or permitted to be given under this Agreement will be addressed as follows:

If to TCAM:

Teck Cominco Arama ve Madencilik Sanayi Ticaret A.S.

Farabi Sokak 3/3 06680 Cankaya Ankara, Turkey

Attention: General Manager Fax (90-312) 468-4843

With a copy to Teck Cominco Metals Ltd.:

Teck Cominco Metals Ltd.

600 - 200 Burrard Street

Vancouver, BC

V6C 3L9

Attention: Corporate Secretary Fax: (604) 640-5395

If to Fronteer at:

Fronteer Development Group Inc. 1640 - 1066 Hastings Street West Vancouver, B.C.

V6E 3X1

Attention: President Fax: (604) 632-4678

Any notice, direction or other instrument given hereunder shall be in writing and will, if delivered, be deemed to have been given and received on the Turkish business day following the day it was delivered, and if mailed, be deemed to have been given and received on the fifth business day following the day of mailing, except in the event of disruption of the postal services in which event notice will be deemed to be received only when actually received and, if sent by telecopy, telecommunication or other similar form of communication, ("telecommunication ") during normal business hours 9:00 a.m. - 5:00 p.m. local time of the place of receipt), be deemed to have been given or received on the Turkish business day following the day it was so sent, or in the case of telecommunication sent outside normal business hours, on the next following business day.

Any party may at any time give to the other notice in writing of any change of address of the party giving such notice and from and after the giving of such notice, the address or addresses therein specified will be deemed to be the address of such party for the purposes of giving notice hereunder.

36.

Condition Precedent

Fronteer's obligations under this Agreement are first subject to the acceptance for filing of this Agreement on behalf of Fronteer by the TSX on or before November 30, 2004. This condition precedent is for Fronteer's benefit and may be waived by Fronteer, provided that if the condition precedent has neither been satisfied nor waived on or before April 30, 2004, the Option and this Agreement shall be of no further force or effect.

If the terms set out above are satisfactory please sign both copies of this Memorandum of Understanding and return one copy to me. Upon receipt of the signed copy this Memorandum of Understanding shall become a binding and enforceable agreement which will continue in effect until such time as it is replaced by a more formal and comprehensive agreement, We will undertake to have our lawyers prepare a first draft of that definitive agreement promptly.

Yours truly,

This is SCHEDULE A to the Letter Agreement between
FRONTEER DEVELOPMENT GROUP INC. and
TECK COMINCO ARAMA ve MADENCILIK SANAYI TICARET A.S.
dated October 19, 2004

DESIGNATED PROPERTY DESCRIPTIONS

The following areas are defined as Designated Properties for the purposes of this Agreement: Dededagi Designated Property

A.	464000E,	4446000N
B,	473000E,	4446000N
C.	473000E,	4439000N
D.	464000E,	4439000N

The mineral rights held by TCAM that are within this Designated Property's boundary are as follows:

Licence No.

Erisim No.

Sicil No.

Location

Hectares

Due Date

AR-84717

2353806

62074

Canakkale

579.85

26/05/2005 Pirentepe Designated Property

A.	476000E,	4424000N
B.	484000E,	4424000N
C.	484000E,	4418000N
D.	476000E,	4418000N

The mineral rights held by TCAM that are within this Designated Property's boundary are as follows;

Licence No.	Erisim No.	Sicil No.	Location	Hectares	Due Date
AR-84288	1077626	61842	Canakkale	1464.28	19/05/2005
AR-84289	1076684	61841	Canakkale	629.66	19/05/2005
AR-92356	1010118	69899	Canakkale	443.88	13/10/2006

TVTower Designated Property

A.	461000E,	4431000N
B.	469000E,	4431000N
C.	469000E,	4422000N
D.	461000E,	4422000N

The mineral rights held by TCAM that are within this Designated Property's boundary are as follows:

Licence No.

Erisim No.

Sicil No.

Location

Hectares

Due Date

AR-91855

1048473

69050

canakkale

972.35

02/09/2006

(A location map is attached for illustrative purposes only.]

This is SCHEDULE B to the Letter Agreement between
FRONTEER DEVELOPMENT GROUP INC. and
TECK COMINCO ARAMA ve MADENCILIK SANAYI TICARET A.S.
dated October 19, 2004

NOT USED

This is SCHEDULE C to the Letter Agreement between
FRONTEER DEVELOPMENT GROUP INC. and
TECK COMINCO ARAMA ve MADENCILIK SANAYI TICARET A.S.
dated October 19, 2004

NET SMELTER RETURNS ROYALTY

DEFINITION

1.01

"Net Smelter Returns" for purposes of the Agreement are defined as follows:

(a)

where all or a portion of the ores or concentrates derived from the Property are sold as ores or concentrates, the Net Smelter Returns shall be the gross amount received from the purchaser following sale thereof after deduction, (i) if applicable under the sale contract, of all smelter charges, penalties and other deductions; (ii) all costs of transporting and insuring the ores or concentrates from the mine to the smelter or other place of final delivery; and (iii) sales, use, severance, excise, net proceeds of mine, and ad valorem taxes and any tax on or measured by mineral production, but excluding income taxes of the Royaltypayor; and

(b)

where all or a portion of the said ores or concentrates derived from the Property are treated in a smelter and a portion of the metals recovered therefrom are delivered to, and sold by Royaltypayor, the Net Smelter Returns shall be the gross amount received from the purchaser following sale of the metals so delivered, after deduction of (i) all smelter charges, penalties and other deductions; (ii) all costs of transporting and insuring the ores or concentrates from the mine to the smelter, (iii) if applicable under the smelter contract, all costs of transporting and insuring the metals from the smelter to the place of final delivery by the purchaser, and (iv) ) sales, use, severance, excise, net proceeds of mine, and ad valorem taxes and any tax on or measured by mineral production, but excluding income taxes of the Royaltypayor.

Where any ores or concentrates are sold to, or treated in, a smelter owned or controlled by Royaltypayor, the pricing for that sale or treatment will be established by Royaltypayor on an arms-length basis so as to be fairly competitive with pricing, net of transportation, insurance, treatment charges and other related costs, then available on world markets for product of like quantity and quality.

2.

PAYMENT OF NET SMELTER RETURNS

2.01

Royaltypayor shall calculate the Net Smelter Returns and the sums to be disbursed to the Royaltyholder as at the end of each calendar quarter.

2.02

Royaltypayor shall, within 60 days of the end of each calendar quarter, as and when any Net Smelter Returns are available for distribution:

(a)

pay or cause to be paid to the Royaltyholder that percentage of the Net Smelter Returns to which the Royaltyholder are entitled under the Agreement;

(b)

deliver to the Royaltyholder a statement indicating:

(i)

the gross amounts received from the purchaser contemplated in subsection 1.01 of this Schedule C;

(ii)

the deductions therefrom in accordance with subsection 1.01 of this Schedule C;

(iii)

the amount of Net Smelter Returns remaining; and

(iv)

the amount of those Net Smelter Returns to which the Royaltyholder are entitled;

supported by such reasonable information as to the tonnage and grade of ores or concentrates shipped as will enable the Royaltyholder to verify the gross amount payable by the smelter or other purchaser.

3.

ADJUSTMENTS AND VERIFICATION

3.01

Payment of any Net Smelter Returns by Royaltypayor shall not prejudice the right of Royaltypayor to adjust any statement supporting the payment; provided, however, that all statements presented to the Royaltyholder by Royaltypayor for any quarter shall conclusively be presumed to be true and correct upon the expiration of 12 months following the end of the quarter to which the statement relates, unless within that 12-month period Royaltypayor gives notice to the Royaltyholder claiming an adjustment to the statement which will be reflected in subsequent payment of Net Smelter Returns.

3.02

Royaltypayor shall not adjust any statement in favour of itself more than 12 months following the end of the quarter to which the statement relates,

3.03

The Royaltyholder shall, upon 30 days' notice in advance to Royaltypayor, have the right to request that Royaltypayor have its independent external auditors provide their audit certificate for the statement or adjusted statement, as it may relate to the Agreement and the calculation of Net Smelter Returns.

3.04

The cost of the audit certificate shall be solely for the Royaltyholder' account unless the audit certificate discloses material error in the calculation of Net

Smelter Returns, in which case Royaltypayor shall reimburse the Royaltyholder the cost of the audit certificate. Without limiting the generality of the foregoing, a discrepancy of five percent in the calculation of Net Smelter Returns shall be deemed to be material.

4.

ROYALTYPAYOR TO DETERMINE OPERATIONS

4.01

The Royaltypayor will have complete discretion concerning the nature, timing and extent of all exploration, development, mining and other operations conducted on or for the benefit of the Property and may suspend operations and production on the Property at any time it considers prudent or appropriate to do so. The Royaltypayor will owe the Royaltyholder no duty to explore, develop or mine the Property, or to do so at any rate or in any manner other than that which the Royaltypayor may determine in its sole and unfettered discretion. The Royaltypayor may, but will not be obligated to treat, mill, heap leach, sort, concentrate, refine, smelt, or otherwise process, beneficiate or upgrade the ores, concentrates, and other products at sites located on or off the Property, prior to sale, transfer, or conveyance to a purchaser, user, or consumer. The Royaltypayor will not be liable for mineral values lost in processing under sound practices and procedures, and no royalty will be due on any such lost mineral values.

5.

COMMINGLING

5.01

Ores, concentrates and derivatives mined or retrieved from the Property may be commingled with ores, concentrates or derivatives mined or retrieved from other properties. All determinations required for calculation of Net Smelter Returns, including without limitation the amount of the metals contained in or recovered from ores, solutions, concentrates or derivatives mined or retrieved from the Property, the amount of the metals contained in or recovered from commingled ores, solutions, concentrates or derivatives shall be made in accordance with prudent engineering, metallurgical and cost accounting practices.

6.

TRADING ACTIVITIES

6.01

The Royaltypayor may, but need not, engage in forward sales, futures trading or commodity options trading, and other price hedging, price protection, and speculative arrangements ("Trading Activities") which may involve the possible delivery of base or precious metals produced from the Property. The parties acknowledge and agree that the Royaltyholder shall not be entitled to participate in the proceeds or be obligated to share in any losses generated by the Trading Activities.